                                                                 Exhibit 10.5(g)

                                             [GRAPHIC OMITTED]
                                                 Cephalon, Inc.

                                                   145 Brandywine Parkway
                                                     West Chester, PA 19830-4245
                         August 23, 1995              (610) 344-0200
                                                        Fax (610) 344-0065


Laboratoire L. Lafon
19 Avenue du Professeur-Cadiot
94701 Maisons-Alfort
France

         Re: Amendment No. 4 to License Agreement and Supply Agreement
             ---------------------------------------------------------

Gentlemen:

     This letter agreement shall serve as an amendment to (i) the License Agreement dated January 20, 1993, as amended prior to the date hereof (the "License Agreement") between Cephalon, Inc. ("Cephalon") and Laboratoire L. Lafon ("Lafon") and (ii) the Supply Agreement dated January 20, 1993, as amended prior to the date hereof (the "Supply Agreement") between Cephalon and Lafon.

     1. All capitalized terms not otherwise defined herein shall be used as defined in the License Agreement.

     2. The term "Territory," for all purposes under the License Agreement and the Supply Agreement is hereby expanded to include Japan.

     3. Appendix A to the License Agreement is hereby amended to add the following patents and patent applications related to Licensed Products and/or the Compound, as filed in Japan as of the date hereof (each of which shall be included in the definition of "Patents"):

Application Date   Application Number                         Date of Issuance  Patent Number
----------------   ------------------                         ----------------  -------------
29/03/78           35.406                                     28/09/87          1.400.453
14/06/91           3.143.267 [neuroprotector; Parkinson's]
14/12/92           4.332.897 [anti-ischemic agent]

     4. In consideration of the expansion of the Territory, Cephalon shall pay to Lafon, the following non-refundable license fees totalling Two Million, Five Hundred Thousand US Dollars (USD 2,500,000)

          a. Five hundred thousand US dollars (USD 500,000), payable upon Lafon's signature of this letter agreement;
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Laboratoire L. Lafon
Amendment No. 4
August 23, 1995
Page 2

          b. Five hundred thousand US dollars (USD 500,000), payable on the first anniversary of the date of this letter agreement;

          c. One million US dollars (USD 1,000,000), payable upon the initial marketing approval of an NDA equivalent in Japan for a Licensed Product, including any related pricing approvals needed to market the Licensed Product; and

          d. Five hundred thousand US dollars (USD 500,000), payable upon the first commercial sale of a Licensed Product in Japan.

     5. Lafon agrees and acknowledges that Cephalon is authorized to enter into an agreement with a company in Japan as Cephalon's sublicensee to develop and commercialize Licensed Product in Japan, subject to the prior approval of Lafon, which shall not be unreasonably withheld, and subject to the other sublicensing provisions of Article II of the License Agreement. Cephalon agrees and acknowledges that Cephalon's rights to develop and commercialize Licensed Product in Japan under this Amendment No. 4 are subject to termination by Lafon, upon 30 days notice in writing, if Cephalon has failed to make such an arrangement in Japan by the second anniversary of the execution of this Amendment No. 4. In the event of such termination, Japan shall automatically be deleted from the definition of "Territory," and the Patents and Patent Applications referred to in paragraph 3 shall be deleted from Annex A.

          In its discussions with a potential Japanese sublicensee, Cephalon shall use its best efforts to have the candidate identify possible product opportunities for Lafon in France. Cephalon will advise Lafon of any such opportunities and Lafon and Cephalon will determine an appropriate way to handle the negotiations for the product opportunity separate from the sublicensing discussions and in a manner that does not impair the modafinil sublicensing discussions. However, Lafon acknowledges that there can be no assurance that a Japanese company will have a product opportunity suitable for Lafon in France, and that the availability of such an opportunity is not a condition to Cephalon's right to sublicense its rights in Japan.

     6. In case a sublicensing agreement is signed by Cephalon with a company in Japan, the rate of royalty applicable to Japan according to Article V(2) of the License Agreement and the price applicable under Article 3(b) of the Supply Agreement to the supply of Compound by Lafon for use in Japan shall be established by Lafon and Cephalon in a separate written amendment, in accordance with the relevant
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Laboratoire L. Lafon
Amendment No. 4
August 23, 1995
Page 3

          laws and regulations of the countries concerned, with the purpose of minimizing withholding taxes and other tax liabilities of the parties. However, the total compensation payable by Cephalon to Lafon as a royalty under the License Agreement on Net Sales in Japan and for the purchase of Compound from Lafon for use in Japan shall be established based on the amount of compensation received by Cephalon from the sublicensee, according to the following table:

                     % of Net Sales in        % of Net Sales in
                       Japan paid by               Japan by
                      Sublicensee to            Sublicensee to
                         Cephalon                   Lafon
                         --------                   -----
                            25                      12.0
                            26                      12.2
                            27                      12.4
                            28                      12.6
                            29                      12.8
                            30                      12.0
                            31                      13.5
                            32                      14.0
                            33                      14.6
                            34                      15.0
                            35                      15.5

          If Cephalon is unable to obtain compensation from a sublicensee of at least 25% of Net Sales of Licensed Product in Japan, Cephalon and Lafon shall negotiate in good faith to determine a fair allocation between Cephalon and Lafon of the compensation from the Japanese company. However, Lafon shall not be obligated to accept less than 12.0% of Net Sales in Japan, nor shall Cephalon be obligated to accept compensation from the sublicensee of less than 25% of Net Sales.

          The second paragraph of Article III, Section 3.b and Article III,
          Section 3.c of the License Agreement shall not apply to this Amendment No. 4. Instead, Cephalon will consult with and will keep Lafon advised about the appropriate schedule for regulatory filings in Japan with respect to a Licensed Product, to ensure prompt commercialization of Licensed Products in a commercially reasonable manner, taking into account the possible therapeutic indications and related regulatory requirements in Japan applicable to preclinical and clinical trials.

Laboratoire L. Lafon
Amendment No. 4
August 23, 1995
Page 4

     7. (a) Concerning U.S. Patent Application Serial No. 08/319,124 (the "Cephalon Application"), Cephalon is hereby authorized to file counterparts of such Application in all countries within its Territory; in addition, Cephalon may file such Application in other countries outside the Territory, at its own cost and expense.

          (b) Cephalon hereby grants to Lafon a non-exclusive, fully-paid license, with the right to sublicense, to any and all applications and patents resulting therefrom which are counterparts of the Cephalon Application, and which are filed in countries outside Cephalon's Territory to make, have made, use and sell Compounds and Licensed Products in all countries outside of Cephalon's Territory. Lafon's license hereunder shall survive the expiration of the License Agreement by its terms and any proper termination of the License Agreement by either party.

          (c) Article VII, paragraph 6, is hereby amended to read in its entirety as follows:

               "CEPHALON and LAFON will advise each other periodically of any Improvements made by either party patentable or not, and CEPHALON and LAFON agree to grant the other party authorization to use such Improvements at no cost on a nonexclusive basis. The licensees or sublicensees of a party shall be authorized to use an Improvement of the other party in their respective territory or territories (but not in the territory of the party who made the Improvement) if the licensee or sublicensee has agreed to reciprocity with respect to its own Improvements. Notwithstanding the foregoing, the term "Improvements" shall not include preclinical and clinical study data related to the Compound, which shall be governed by the separate provisions of this Agreement related to such data.

     8. A difference has appeared between the parties concerning the construction of the License Agreement regarding communication of the reports on Cephalon's studies, Cephalon considering that it has no obligation to communicate to Lafon such reports and Lafon considering that communication of such reports is required by Cephalon under the License Agreement. Both parties standing on their positions, the following compromise is hereby agreed and accepted by both parties:

          (a) Each party shall supply the other party, from time to time and at least semiannually, with interim progress reports concerning any program or study
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Laboratoire L. Lafon
Amendment No. 4
August 23, 1995
Page 5

               which is performed by such party (or its licensees or sublicensees) relating to the Licensed Product, including but not limited to, chemical, biological, physical, pharmacological and toxicological studies, animal and clinical studies, data and know-how concerning the manufacture of Licensed Products. The corresponding detailed final reports and, if requested by a party, the corresponding raw data will be supplied to the requesting party, promptly upon completion. Each party shall submit to the other, before initiating a study after the date of this Amendment No. 4, a copy of the protocol of each clinical study to be performed. Lafon shall have the right to review and approve a protocol of Cephalon to determine that in its reasonable opinion it is not detrimental to the commercialization of the Compound, but Lafon shall not unreasonably withhold its approval of such protocol. Each party is hereby authorized to freely use such information and reports supplied by the other party, either directly or through its licensees or sublicensees, in its respective jurisdictions, subject to the confidentiality provisions of the License Agreement and except as provided in clause (d) below.

          (b) Without prejudice to the generality of the foregoing, Cephalon will deliver to Lafon final reports of the studies designated C103 and C107 by September 30, 1995 (or such later time designated by Lafon as shall be sufficient for Lafon to include such reports in a response to the CPMP), excluding any delays caused by events outside of Cephalon's control. Cephalon also shall provide the final reports of the studies designated C201 and C109 is soon as commercially practicable after September 30, 1995 (currently the delivery date for both studies is estimated to be in mid-October 1995) as well as the final reports for the studies designated C301 and C302 (currently the delivery date for C301 is estimated to be in the 1st quarter of 1996). Cephalon also will furnish Lafon with copies of all protocols related to clinical studies conducted by Cephalon prior to the date hereof.

          (c) The same provisions as are included in paragraph (a) above shall apply to all programs and studies that are performed by any sublicensee of Cephalon or Lafon, including any sublicensee of Cephalon in Japan.

          (d) Concerning all clinical programs and studies concerning indications of any Licensed Product (other than the treatment of narcolepsy and idiopathic hypersomnia) initiated after the date of this Amendment No. 4. Cephalon will notify Lafon as promptly as practicable of any such clinical study or